Exhibit 10.17

February 8, 2021

John Mastrototaro

Mastrj22@gmail.com

Re:	Offer of Employment by Movano Inc.

Dear John:

I am very pleased to confirm our offer to you of employment with Movano Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1. Position and Start Date. You are being offered the position of Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). You will have the duties, responsibility and authority customary for such position, as well as any other duties the Board may assign to you. This is an exempt position based both remotely and in our Pleasanton, CA office. Your anticipated start date will be between March 1, 2021 – April 1, 2021, to be mutually agreed.

2. Starting Salary. You will be paid a salary of $12,500 per semi-monthly pay period ($300,000 annualized), less applicable payroll deductions and all required withholdings (the “Base Salary”), in accordance with the Company’s regular payroll practices. Your Base Salary will be subject to periodic review by the Board for possible adjustment in its discretion.

3. Annual Performance Bonus Eligibility. You will be eligible for an annual performance cash bonus (“Annual Bonus”), up to 100% of your Base Salary, based on the Company’s overall performance and your achievement of specific individual performance objectives (“Objectives”), in each case as determined by the Board in its discretion. The Objectives and any applicable payout ratios will be established by the Board, with your input, during the first quarter of each calendar year or at such other times as you and the Board may agree. Any Annual Bonus will be earned and paid within 2½ months of the end of the calendar year to which the Annual Bonus relates, so long as you are still employed by the Company on the payment date. There is no guarantee that you will receive any particular Annual Bonus amount or any Annual Bonus at all. If your employment with the Company ends for any reason before an Annual Bonus is paid, you will not be entitled to any pro-rata or other Annual Bonus amount. Applicable payroll deductions and all required withholdings will be deducted from any Annual Bonus payments.

4. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. You will also be eligible for the Company’s standard paid time off, sick time and holidays benefits, on the same terms as other similarly-situated employees.

The Company will reimburse you for all reasonable, necessary and approved business expenses, following your submission of appropriate supporting documentation, in accordance with the Company’s expense reimbursement policy.

The Company reserves the right to modify or cancel any benefits or other terms of employment at any time, as it deems appropriate in its sole discretion.

5. Options.

(a) We will recommend to the Board that you be granted options to purchase up to 1,000,000 shares of Common Stock of the Company (the “Options”) under our 2019 Omnibus Incentive Plan (the “Plan”) at the fair market value of the Company's Common Stock, as determined by the Board on the date the grant is approved. The Options will vest over a four-year period, 25% at the end of your first anniversary with the Company, and an additional 2.08% (1/48th) per month for the remaining three years, so long as you remain employed by the Company. However, the grant of such Options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. The Options will be governed by and subject to the terms of the Plan and an applicable Award Agreement, to be provided upon approval of the grant by the Board.

(b) Acceleration upon Acquisition and Termination. In addition to any shares subject to the Option vesting and becoming exercisable pursuant to the schedule noted above, if there is a Change in Control (as defined in the Plan, or otherwise determined by the Board) and in connection with, anticipation of, or within 12 months after consummation of such Change in Control, an Involuntary Termination occurs, then effective as of such Involuntary Termination, subject to your execution and non-revocation of a Release (as defined below) on or before the time prescribed by the Company (or successor thereto), 100% of the then-unvested shares subject to the Option shall vest and become exercisable.

As used herein, the following definitions shall apply for all clauses of this contract and related exhibits:

“Cause” means any of the following: (i) your willful failure to perform your duties and responsibilities to the Company after notice from the Company and reasonable opportunity to cure (if cure is possible) or your violation of any written Company policy after notice from the Company and reasonable opportunity to cure (if cure is possible); (ii) the commission of any act of fraud, dishonesty, theft, embezzlement, misappropriation of assets or property of the Company or in relation to the Company or the Company’s customers, employees or other business relations; (iii) gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Company; (iv) knowing, intentional or willful action without the taking of reasonable care that results in a violation of law in connection with your services to the Company or the Company’s securities; (v) material breach of an employment or other agreement with the Company after notice from the Company and reasonable opportunity to cure (if cure is possible); (vi) the conviction of or plea of guilty or nolo contendre to a felony, or any crime involving moral turpitude; (viii) acceptance of or engaging in during employment, without the Company’s advance written consent, a services relationship with a competitor of the Company whether or not for compensation; (ix) acceptance or engaging during employment, without the Company’s advance written consent or 30 days advance written notice to the Company, of a full-time position or full-time equivalent position with any other person or entity or any other services relationship with any other person or entity that materially interferes with your ability to perform your duties and responsibilities; or (ix) the intentional unauthorized use or intentional or grossly negligent disclosure of any proprietary information or trade secrets of the Company or any other person or entity to whom you owe an obligation of nondisclosure as a result of your relationship with the Company.

“Involuntary Termination” means your employment with the Company is terminated by the Company (or successor thereto) other than for Cause.

“Release” means a general release of all claims that you may have against the Company or persons affiliated with the Company (including any successor thereto) in the form prescribed by the Company (or successor thereto) without alterations.

6. Severance.

(a) In the event of an Involuntary Termination, and provided you comply with all the conditions specified below, you will receive the following severance benefits from the Company:

(i) The Company will pay you cash severance equal to twelve (12) months of your Base Salary, in equal installments, less applicable payroll deductions and required withholdings, over a period of twelve (12) months following your date of termination, on the Company’s regularly scheduled payroll dates, commencing with the first such date that occurs on or after the Release (defined below) becomes effective and irrevocable;

(ii) You will receive a pro-rated amount of your Annual Bonus based on the number of days you are employed during the calendar year in which your termination occurs, to be paid in a lump-sum, less applicable payroll deductions and required withholdings, within thirty (30) days after the Release (defined below) becomes effective and irrevocable; and

(iii) If you timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse you for the full amount of the monthly premium for such coverage from the first date you lose health coverage as an employee of the Company until the earliest of (i) the date the Company has paid your premiums for COBRA coverage for a total of twelve (12) months, (ii) the expiration of your continuation coverage eligibility under COBRA, or (iii) the date when you become eligible to receive substantially equivalent health insurance coverage from another employer. Any COBRA reimbursements will be treated as taxable income to you.

(b) Your receipt of any of the above severance benefits from the Company is subject to and conditioned on you: (i) signing and not revoking a comprehensive release of claims against the Company and any of its affiliates or related parties or persons, in a form acceptable to the Company (the “Release”); (ii) promptly returning all Company information and property in your possession, as provided in the ECIIA (defined below); (iii) immediately and irrevocably resigning as a member of the Board and any other corporate offices then held with the Company or any of its affiliates; and (iv) continuing to fully comply with, and not violating, any provisions of the Release and your ECIIA (defined below). In no event will any severance benefits be paid or provided to you until the Release becomes effective and irrevocable. If you at any time breach any of the above conditions, or any continuing obligations to the Company imposed by law or contract, all remaining severance payments and benefits will immediately cease and you will be responsible for promptly repaying the Company for any severance payments or benefits previously provided to you.

(c) You will not be entitled to any other payments or severance benefits, except as provided in this Agreement, in the event of any Involuntary Termination or other termination of your employment with the Company of any kind.

7. Protection of Confidential and Proprietary Information. Your employment with the Company is contingent on your execution, delivery to the Company, and full compliance with the Company’s Employee Confidential Information and Invention Assignment Agreement (“ECIIA”), attached for your review and signature prior to your start date.

8. No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material or information of any former employer or violate any other obligations you may have to any former employer. By signing this letter, you represent that, prior to your first day of work with the Company, you previously returned any confidential, proprietary or trade secret information belonging to any prior employer, and agree (a) not bring any such information on the Company’s premises, and (b) not to use any such information in your employment with the Company. You will also strictly adhere to the terms of any lawful restrictive covenants entered into between you and any prior employers. By signing below, you represent that your employment with Company will not breach any other agreement to which you are a party and that you have not, and further agree, that during the term of your employment with the Company, you will not enter into any agreement (written or oral) or engage in any activity that conflicts with any of the provisions of this letter, any other agreements with the Company, or any of the Company’s policies.

9. No Competition During Employment. At all times during employment with the Company, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company. You agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You have previously disclosed to the Company in writing any other gainful employment, business or activity that you are currently associated with or wish to continue to participate in that may compete with the Company, and will not engage in any such activities during employment without prior written consent from the Board. You will also not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

10. Compliance with Company Policies. You agree to comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion, including without limitation, any polices, rules and procedures contained in the Company’s Employee Handbook and Code of Conduct. In this regard, among other things, you will be expected to comply at all times to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for others. You will also comply at all times with your confidentiality obligations to the Company and its clients, customers, or business partners and all laws and regulations applicable to the Company’s business and performance of your duties for the Company.

After receipt of the respective Company policies, if so requested by the Company, you agree to timely sign and deliver to the Company acknowledgement of receipt forms for any policy statements provided to you. As and when requested, you will also sign periodic forms to certify your continuing full compliance with the Company’s policies. If at any time, based on subsequent events, any of your prior representations, acknowledgements or warranties become incomplete or inaccurate, you agree to immediately notify the Company’s Board, in writing, of the applicable change(s). You also agree that, during the term of your employment with the Company and at all times thereafter, you will fully cooperate, without additional compensation, with the Company and/or its representatives and, if requested or compelled, will provide truthful information or testimony in connection with any internal, external or regulatory investigation of the Company, its operations or any aspect of the Company’s business, any workplace matters or any disputes of any kind about which you have or may have any relevant information.

11. At Will Employment. Your employment with the Company is for no specified duration and may be terminated either by you or the Company at any time and for any reason whatsoever, with or without cause or advance notice, except that you agree to notify the Company in writing at least 30 days in advance of any resignation. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and the Chair of the Company’s Board (or his or her delegate other than you).

12. Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You and the Company intend that any payments and benefits to be provided to you will comply with or be exempt from Section 409A of the Internal Revenue Code (“Section 409A”). If either you or the Company reasonably determines that any payment or benefit provided to you will violate Section 409A, you and the Company will make reasonable efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A while maintaining the original intent and economic benefit of the applicable provision. Such efforts may include executing amendments to this agreement as may be reasonably necessary to ensure compliance with Section 409A. In no event, however, will the Company be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Section 409A or damages for failing to comply with Section 409A.

13. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

14. Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your hiring, employment and/or termination of employment with the Company, including, but not limited to, any statutory or common law claims against you, the Company or any of the Company’s agents or employees for unpaid wages, breach of contract, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except as otherwise specified below (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under applicable law, including California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in San Francisco, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, pursuant to the Federal Arbitration Act, Title 9, U.S.C, §1, et seq. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based. If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable. The Company will pay all costs for JAMS to administer the arbitration and the costs for the arbitrator less those amounts you would otherwise be required to pay were the claim(s) adjudicated in court.

This arbitration provision shall not apply to any claims for workers’ compensation or unemployment insurance benefits or any claims for injunctive or other similar equitable relief, including related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information. Except if prohibited by law, before commencing any arbitration proceedings, you and the Company agree to (1) notify each other in writing of any dispute involving you and the Company or any of its agents or employees and (2) to make a good faith effort to resolve any such dispute, either directly or, if mutually agreed, through private mediation.

15. Background Check. By signing below you: (1) warrant and confirm that any information you have provided to the Company in connection with your consideration for employment is all true and correct to the best of your knowledge; (2) consent to the Company (or its designate) performing a background check on you; and (3) expressly release the Company from any claim, cause of action or liability of any kind arising out of or in any way related to the Company’s efforts to verify your background or other information about you. This offer is contingent upon a satisfactory verification of criminal, education, driving, employment background or other information about you. You have a right to review copies of any public records obtained by the Company in conducting this verification process if you so request. This offer can be rescinded based upon data received in the verification.

16. Entire Agreement; Modification. This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, by anyone relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein. The terms of this agreement may only be modified in a writing signed by both you and the Chair of the Company’s Board.

17. Governing Law; Unenforceability; Successors; Counterparts. This agreement will be governed by the laws of the State of California, without regard to any conflict of law rules. In the event that any provision of this agreement is ever determined by an applicable tribunal to be void or unenforceable, the remaining provisions of the agreement will not be affected and will remain in full force and effect, to the fullest extent permitted by law. This agreement will inure to the benefit of and be binding on you and the parties and their respective successors, heirs, agents, legal representatives and, in the case of the Company, its assigns. This agreement may be executed in counterparts and by facsimile, pdf/email, or other electronic means and, when so executed, shall be considered one and the same instrument, have the same force and effect as an original, and constitute a binding agreement on each of the parties.

18. Acceptance. This offer will remain open until February 28, 2021, at which time the offer will expire if not accepted. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Emily Fairbairn
Emily Fairbairn, Chair of the Board

Enclosures:

Confidential Information and Invention Assignment Agreement (ECIIA)

ACCEPTED AND AGREED:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I FULLY UNDERSTAND ALL OF ITS TERMS AND CONDITIONS, AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS EXCEPT THOSE CONTAINED IN THIS AGREEMENT. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL. I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY OWN LEGAL COUNSEL PRIOR TO SIGNING AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

/s/ John Mastrototaro	Date signed: 2/8/2021
John Mastrototaro

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